                                                                    Exhibit 99.1

[LOGO]                                                             [COOPER LOGO]

                                                   21062 Bake Parkway, Suite 200
                                                   Lake Forest, CA 92630
                                                   888-822-2660
                                                   Fax: (949) 597-0662

NEWS RELEASE

         CONTACT:

         Norris Battin
         The Cooper Companies, Inc.
         ir@coopercompanies.com


         FOR IMMEDIATE RELEASE

          THE COOPER COMPANIES REPORTS FOURTH QUARTER AND 2002 RESULTS

              Fourth Quarter Revenue Up 43%; EPS Up 37% to 52 Cents
            Fiscal Year Revenue Rises 34%; EPS Increases 29% to $1.57

   Estimated First Quarter 2003 Revenue $86 to $90 million; EPS 39 to 42 Cents

LAKE FOREST, Calif., December 12, 2002-- The Cooper Companies, Inc. (NYSE: COO) today reported results for its fourth fiscal quarter and year ended October 31, 2002. All per share amounts have been restated where appropriate to reflect a 100% stock dividend on November 22, 2002.

     Fourth quarter revenue $94.7 million, 43% above fourth quarter 2001. Fiscal 2002 revenue $315.3 million, 34% above 2001.

     Fourth quarter EPS 52 cents, up 37%. The benefit of a lower than expected tax rate was outweighed by investments in marketing and research and development expenses. Fiscal year EPS $1.57, up 29%.

     Fourth quarter cash flow per share 74 cents, up 16% from 64 cents in fourth quarter 2001; fiscal 2002 up 18% to $2.45 from $2.07 in fiscal 2001 (see discussion of cash flow below.)

Commenting on these results, Chairman, President and Chief Executive Officer A. Thomas Bender said, "Despite weak economies throughout the world, The Cooper Companies had another strong year, continuing the consistent performance it has delivered annually since 1995. According to independent sales audit data, CooperVision, our contact lens business, improved its market position in the United States and in all of the major markets outside the United States where it competes. CooperSurgical, our women's health care business, continued to execute successfully its strategy of consolidating the in-office women's healthcare market by completing three acquisitions during the year.

"For fiscal 2003, I expect revenue of about $380 to $400 million, and earnings per share ranging from $1.98 to $2.03. In the first quarter of 2003, I expect revenue to range from $86 million to $90 million, up 48% to 55%, with earnings per share of 39 to 42 cents, up 28% to 38%.

"In 2003, I expect CooperVision (CVI) to approach $300 million in worldwide soft contact lens revenue growing at about one and a half to two times faster than the worldwide soft lens market. CVI anticipates continued strong specialty lens sales in the U.S. and strong international performance, especially in Europe and Japan, aided by several new product introductions.

"CooperSurgical (CSI) continued to strengthen its franchise, adding 3 new product lines through acquisition during fiscal 2002. CSI revenue is now running at an annual rate approaching $80 million, which I believe will increase to $100 million by the end of 2003. For 2003, I expect that CSI's revenue will range from $83 to $86 million with operating margins that will approach 25%.

"I'm also pleased to note," Bender added, "that in its October issue, Forbes Magazine ranked Cooper 76th on its list of the best 200 small companies for 2002. Included in their evaluation is a corporate governance score of 94 from Institutional Shareholder Services (ISS), indicating ISS' opinion that Cooper's board of directors has better corporate governance standards than more than 94 percent of companies its size."

Business Unit P&L Highlights ($'s in millions)

--------------------------------------------------------------------------------------------
                                       Three Months Ended October 31,
--------------------------------------------------------------------------------------------
                   Revenue                                             Operating Income*
--------------------------------------------------------------------------------------------
                                       %                         %      %Revenue    %Revenue
                    2002      2001    Inc.      2002    2001    Inc.      2002        2001
                    ----      ----    ----      ----    ----    ----      ----        ----
--------------------------------------------------------------------------------------------
CVI                  $75.0   $49.7     51%     $19.9   $15.8     26%       27%         32%
CSI                   19.7    16.3     20%       4.0     3.4     18%       20%         21%
                     -----   -----             -----   -----
Subtotal              94.7    66.0     43%      23.9    19.2     25%       25%         29%
HQ Expense               -       -      -       (1.7)   (1.7)     -         -           -
                     -----   -----             -----   -----
--------------------------------------------------------------------------------------------
      TOTAL          $94.7   $66.0     43%     $22.2   $17.5     27%       23%         26%
                     =====   =====             =====   =====
--------------------------------------------------------------------------------------------
                                      Twelve Months Ended October 31,
--------------------------------------------------------------------------------------------
                   Revenue                                             Operating Income*
--------------------------------------------------------------------------------------------
                                       %                         %      %Revenue    %Revenue
                    2002      2001    Inc.      2002    2001    Inc.      2002        2001
                    ----      ----    ----      ----    ----    ----      ----        ----
--------------------------------------------------------------------------------------------
CVI                 $243.9  $176.1     38%     $60.4   $51.4     18%       25%         29%
CSI                   71.4    58.5     22%      14.1    10.1     39%       20%         17%
                    ------   -----             -----   -----
Subtotal             315.3   234.6     34%      74.5    61.5     21%       24%         26%
HQ Expense               -       -      -       (7.5)   (6.7)     -         -           -
                    ------   -----              ----   -----
--------------------------------------------------------------------------------------------
      TOTAL         $315.3  $234.6     34%     $67.0   $54.8     22%       21%         23%
                    ======  ======             =====   =====
--------------------------------------------------------------------------------------------

   * Note: Cooper implemented Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" at the beginning of this year and no longer amortizes goodwill. Goodwill amortization included in 2001 results reduced operating income by $1 million in the three-month period and $4.1 million in the twelve-month period.

Fourth Quarter Operating Highlights

CooperVision

Pro Forma Results
At the end of February, CVI acquired the eye care business of Biocompatibles International, plc with worldwide revenue of about $70 million in calendar 2001, about $50 million outside of North America. CVI's consolidated results, therefore, include Biocompatibles performance beginning in March 2002. In order to measure organic growth, discussions below of results and comparisons of CVI's business are on a pro forma basis as if Biocompatibles eye care revenue for the comparable periods of 2001 were included with our results.

Fourth Quarter and Fiscal Year CVI Soft Lens Revenue Highlights

(Note: Soft lens revenue reflects sales of CooperVision's soft contact lens products to commercial customers. It excludes sales to other contact lens manufacturers, royalties, freight charges passed on to customers, and sales of discontinued products.)

     CVI's fourth quarter worldwide soft lens revenue grew 9% and was up 10% for the fiscal year. Fourth quarter revenue grew 13% on a pro forma basis excluding these items: sales to Latin America, which were depressed by poor economic conditions, and a nonrecurring initial stocking order in the fourth quarter of 2001 to our Japanese marketing partner.

     All disposable and planned replacement products, which account for about 85% of CooperVision's worldwide soft lens business, grew 16% in the fourth quarter and 18% for the year.

     Higher margin specialty contact lenses--toric lenses, cosmetic lenses, multifocal lenses and lenses to alleviate dry eye symptoms--now account for about 70% of CVI's worldwide soft lens revenue.

     Sales of toric contact lenses, which correct astigmatism, increased 7% during the quarter and 11% during fiscal 2002 and account for 43% of CVI's soft lens revenue. CVI estimates that it holds about 33% of the worldwide toric segment, which is currently growing at about 10%. CVI offers virtually every type of replacement modality to meet the needs of most astigmatic patients.

     CVI's brands of disposable toric lenses, those replaced after two weeks, continue to gain market share and are now selling more than $2 million per month worldwide. Disposable torics are the fastest growing products in the worldwide toric segment, accounting for an estimated 40% of the total. CVI estimates that its two-week disposable lenses are now the fastest growing product in this category in the United States and that it now holds about 20% of the worldwide disposable toric segment.

     CVI's disposable torics plus its planned replacement toric lenses, those used monthly and quarterly, grew 10% in the quarter and 18% for the fiscal year. These products account for over 80% of the global toric market segment.

Fourth Quarter and Fiscal Year CVI Geographic Soft Lens Revenue Highlights

     Soft contact lens revenue in the United States, about 53% of CVI's business, grew 10% in the fourth quarter in a U.S. market that grew about 6% in the third calendar quarter, according to recent market data. CVI's U.S. soft contact lens revenue for the fiscal year grew 10%.

     Soft lens revenue outside of the United States, about 47% of CVI's total revenue in the quarter, grew 9% in the fourth quarter and 11% for the year.

     European soft lens revenue, about 40% of CVI's total revenue, grew 16% in the fourth quarter, with total toric lens sales up 42% over last year's fourth quarter and 70% ahead for the full year.

CVI's gross margin was 69% in the quarter, up from 66% in this year's third quarter.

Biocompatibles
Biocompatibles added more than $50 million to CVI's worldwide revenue in the eight months of 2002 following the acquisition and will add between $80 million and $85 million in 2003.

The integration of the Biocompatibles manufacturing in Farnborough, U.K. into CVI's Southampton facility is well under way and cost of goods is improving through both manufacturing efficiencies and a favorable product mix shift as we trade up customers to higher margin Proclear products.

CVI New Products and Markets
CVI expects a strong flow of new products in the next several years:

     Expanded United States distribution of Proclear Toric lenses, which are in broad distribution overseas, will begin in January 2003.

     A global launch of Proclear Aspheric is expected in the third quarter of fiscal 2003.

     CVI's line of frequently replaced lenses will be launched in Japan in the first quarter of 2003 through Rohto Pharmaceuticals, CVI's Japanese marketing partner.

     The worldwide introduction of Proclear Multifocal lenses is scheduled for 2004.

     The launch of Frequency Multifocal in markets outside the United States is scheduled for the third quarter of fiscal 2003. Sales of Frequency Multifocal in the United States are ahead of expectations. The product is now in more than 1,200 practitioner offices in the United States where it has been received enthusiastically.

     Enhancement Colors, a new line of disposable cosmetic products that accentuates the natural color of the eye, is scheduled for launch in the United States in January 2003 and in markets outside the U.S. in the third fiscal quarter. These products complement our existing line of opaque lenses that change the appearance of the color of the eyes.

CVI Fourth Quarter Expenses
During the fourth fiscal quarter, CVI research and development expenditures were $917 thousand, up 77% over the fourth quarter of 2001 reflecting an initiative to develop new and improved contact lens products. During the 2003 to 2005 period, CVI plans to invest in two new research programs: the development of an extended wear contact lens and an improved contact lens technology. We expect that research and development expenses will increase by about $1.5 million to $2.0 million in 2003.

In order to capitalize on favorable competitive and market opportunities, CVI accelerated selling, advertising and marketing spending--including additional sample lenses--during the quarter.

CooperSurgical
During 2002, CSI continued to execute successfully its strategy of consolidating the women's healthcare medical device market and supplying obstetricians and gynecologists with products to support the increasing range of disorders that they are diagnosing and treating.

In the past 12 months, CSI added three new product lines to its business through acquisition:

     In February, CSI acquired the bone densitometry business of Norland Medical Systems, Inc., which markets products used in the evaluation of osteoporosis.

     In May, CSI acquired Ackrad Laboratories, Inc., a developer and manufacturer of disposable medical devices used primarily in the assessment of infertility.

     In October, continuing its consolidation of the infertility products market segment, CSI acquired Sage BioPharma, Inc., a manufacturer of products used in assisted reproductive therapy with 2001 revenues of about $3.5 million.

Sage has four core product groups: IVF culture media; andrology products used in male reproductive studies; embryo transfer catheters and aspiration needles. Cooper paid $1.5 million at closing for Sage, net of $500 thousand held back for representations and warranties. Sage is expected to be dilutive to earnings per share in the first half of 2003 but neutral for the full year and accretive in 2004.

James Posillico, Ph. D., founder of Sage, has joined CSI as Chief Scientific Officer. Dr. Posillico has worked in academic and industry-related positions in reproductive health for nearly 20 years.

Fourth Quarter CSI Operating Highlights
CSI fourth quarter revenue increased 20% to $19.7 million and for the fiscal year was up 22% to $71.4 million. CSI's organic growth from existing products was 7% in the fourth quarter of 2002 and 8% for the fiscal year.

Operating margins were 20% for the quarter and the fiscal year compared with 21% and 17% a year ago. We expect operating margins to approach 25% in 2003. CSI's research and development expenses grew 66% over the fourth quarter of 2001 reflecting in vitro fertilization programs under way at Sage.

Tax Rate
We refer to the result of dividing our provision for income taxes by income before income taxes as our effective tax rate (ETR). Generally Accepted Accounting Principles require that our ETR be estimated on a full year basis during interim quarters and then calculated using actual results at year-end. The Company's ETR for fiscal 2002 was 25% reflecting a favorable international profit mix due to the success of the Biocompatibles acquisition in the fourth quarter. Because this rate is lower than the 27% we had estimated for 2002 at the end of our third quarter, the ETR for the fourth quarter of this year was reduced to 21%. Cooper's most recent estimate indicates that its ETR will continue at 25% for fiscal 2003.

With strong growth outside the U.S. and a favorable mix of products manufactured outside the U.S., Cooper now expects its U.S. net operating loss carryforward to last through 2006.

Balance Sheet Items

     At the end of the fourth quarter, Cooper's days sales outstanding (DSO's) were 71 days. DSO's are expected to remain in the upper 60's to low 70's range.

     Inventory months on hand continue at desired levels at 7.0 months, about the same as the third quarter.

     During the quarter, capital expenditures were about $6.5 million and totaled $23.4 million for the fiscal year. Depreciation and amortization was $2.9 million for the quarter, $11.4 million for the fiscal year.

     On December 2, 2002 Cooper repaid about $23 million of 8% notes to former shareholders of Aspect Vision Care Ltd., which we acquired in fiscal 1998. We used our credit agreement with KeyBank to provide the funds at an interest rate of about 3.5%. As a result of this repayment, a $21 million borrowing restriction under the credit agreement was lifted. Annual interest expense on $23 million is about $1.8 million at the former 8% interest rate and $800 thousand at the current rate of 3.5%.

Cash Flow Per Share
Cash flow per share is defined as the result of dividing the sum of pretax income from continuing operations plus depreciation and amortization by diluted shares outstanding. Depreciation was $1.8 million for the fourth quarter of 2001 and $5.8 million for fiscal 2001 and $2.7 million in the fourth quarter of 2002 and $9.9 million for the twelve months ended October 31, 2002. The amortization amounts are on the income statement.

Earnings Per Share
All per share amounts mentioned in this report refer to diluted per share amounts restated where appropriate to reflect retroactively the 2-for-1 stock split effected in the form of a 100% stock dividend on November 22, 2002.

Conference Call
The Cooper Companies will hold a conference call to discuss its fourth quarter results today at 2 p.m., Pacific Standard Time. To access the live call, dial 1-800-500-0177. A replay will be available at 1-888-203-1112 approximately one hour after the call ends and remain available for five days. The access code for both calls is 319765. This call will also be broadcast live on The Cooper Companies' Web site, www.coopercos.com and at www.bestcalls.com and www.streetevents.com.

Forward-Looking Statements
Some of the information included in this news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding anticipated growth in our revenue, anticipated market conditions and results of operations. To identify forward-looking statements, look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing facilities, new competitors or technologies, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, cost of complying with new corporate governance regulatory requirements, changes in tax laws, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, changes in accounting principles or estimates, and other factors described in our Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2001. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information
The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. Corporate offices are located in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Cooper Companies' World Wide Web address is www.coopercos.com.

CooperVision, Inc., markets a broad range of contact lenses for the vision care market. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Norfolk, Va., Adelaide, Australia, Farnborough and Hamble, England, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical, Inc., with operations in., Bedminster, N.J., Cranford, N.J., Fort Atkinson, Wis., Trumbull, Conn., Malmo, Sweden, Montreal and Berlin, markets diagnostic products, surgical instruments and accessories for the gynecological market. Its Web address is www.coopersurgical.com.

Trademarks of The Cooper Companies, Inc., and its affiliates are italicized.


                          (FINANCIAL STATEMENTS FOLLOW)

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income
                  (In thousands, except for per share amounts)
                                   (Unaudited)

                                                          Three Months Ended                  Years Ended
                                                               October 31,                    October 31,
                                                        -----------------------        ------------------------
                                                         2002             2001            2002           2001
                                                        -------         -------        --------        --------
Net sales                                               $94,721         $66,049        $315,306        $234,572
Cost of sales                                            32,596          22,365         115,813          81,204
                                                        -------         -------        --------        --------
Gross profit                                             62,125          43,684         199,493         153,368
Selling, general and administrative expense              38,291          24,084         126,730          89,770
Research and development expense                          1,422             822           4,315           3,658
Amortization of intangibles                                 212           1,316           1,477           5,182
                                                        -------         -------        --------        --------
Operating income                                         22,200          17,462          66,971          54,758
Interest expense                                          2,193             924           6,874           3,738
Other income, net                                           386             200           5,072           1,108
                                                        -------         -------        --------        --------
Income before income taxes                               20,393          16,738          65,169          52,128
Provision for income taxes                                4,202           4,982          16,294          14,992
                                                        -------         -------        --------        --------
Net income                                              $16,191         $11,756        $ 48,875        $ 37,136
                                                        =======         =======        ========        ========

Diluted earnings per share                              $  0.52         $  0.38        $   1.57        $   1.22
                                                        =======         =======        ========        ========

Number of shares used to compute earnings
   per share                                             31,335          31,072          31,189          30,491
                                                        =======         =======        ========        ========


Note: Following our implementation of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" at the beginning of this year, we no longer amortize goodwill. Goodwill amortization included in 2001 results reduced operating income by $1 million and $4.1 million in the three- and twelve-month periods.

On November 5, 2002, our Board of Directors authorized a two-for-one stock split effected in the form of a stock dividend payable November 22, 2002 to shareholders of record on November 14, 2002. As a result, our consolidated financial statements reflect an increase in the number of outstanding shares of our common stock and the transfer of 10 cents per share par value of these additional shares from additional paid-in capital. We have restated all share and per share amounts to reflect the retroactive effect of the stock split.

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                 (In thousands)
                                   (Unaudited)


                                                                                  October 31,
                                                                        --------------------------------
                                                                          2002                    2001
                                                                        --------                --------
                                     ASSETS
Current assets:
     Cash and cash equivalents                                          $ 10,255                $ 12,928
     Trade receivables, net                                               74,545                  55,318
     Marketable securities                                                 2,750                   7,982
     Inventories                                                          76,279                  51,153
     Deferred tax assets                                                  17,781                  17,308
     Other current assets                                                 17,300                  10,516
                                                                        --------                --------
         Total current assets                                            198,910                 155,205
                                                                        --------                --------
Property, plant and equipment, net                                        87,944                  61,028
Goodwill                                                                 238,966                 131,732
Other intangibles, net                                                    14,651                  13,890
Deferred tax assets                                                       26,806                  31,246
Other assets                                                               3,838                   3,748
                                                                        --------                --------
                                                                        $571,115                $396,849
                                                                        ========                ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt                                                         $ 36,333                $  8,249
Other current liabilities                                                 90,348                  59,724
                                                                        --------                --------
         Total current liabilities                                       126,681                  67,973
                                                                        --------                --------
Long-term debt                                                           127,318                  60,553
Other liabilities                                                          5,674                  12,039
                                                                        --------                --------
         Total liabilities                                               259,673                 140,565
                                                                        --------                --------
Stockholders' equity                                                     311,442                 256,284
                                                                        --------                --------
                                                                        $571,115                $396,849
                                                                        ========                ========



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